CONTACT:	Alexander C. Kinzler
President and Chief Operating Officer

Russell M. Gifford
Executive Vice President and Chief Financial Officer

Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS YEAR-END RESULTS

AND A CASH DIVIDEND

HONOLULU, HAWAII, December 12, 2006 -- Barnwell Industries, Inc., (ASE-BRN) today reported net earnings of $1,842,000 ($0.21 per share – diluted) for the quarter ended September 30, 2006, as compared to net earnings of $1,803,000 ($0.21 per share – diluted) for the quarter ended September 30, 2005. For the year ended September 30, 2006, Barnwell reported net earnings of $14,637,000 ($1.68 per share – diluted), as compared to net earnings of $6,027,000 ($0.70 per share – diluted) for the year ended September 30, 2005.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “Fiscal 2006’s financial performance was Barnwell’s best in its 50 year history. Record earnings in our oil and natural gas segment, the closing of a real estate transaction on Increment II by Kaupulehu Developments (“KD”), Barnwell’s 77.6%-owned land development partnership, and positive results in our contract drilling operations and favorable tax changes all contributed to this exemplary year.

“Oil and natural gas revenues increased $5,180,000 or 16% over fiscal 2005 primarily as a result of higher natural gas and oil prices. KD’s closing of a real estate transaction on the second increment of an 870 acre area on which residences and a golf course are planned for development resulted in Barnwell recognizing net revenues of $6,197,000. Additionally, in fiscal 2006 KD received the first percentage payments on the first increment of the 870 acre area. During fiscal 2005 no such real estate transactions occurred. Net earnings for fiscal 2006 also included deferred tax benefits of $4,130,000 related to foreign tax credit carryforwards recognized as a result of Barnwell’s increase in oil and natural gas capital expenditures in Canada. Also, net earnings for fiscal 2006 included $1,094,000 of non-cash deferred tax benefits due to reductions in Alberta and Canadian federal corporate income tax rates. There were no such deferred tax benefits in fiscal 2005.

“Net earnings increased for the fourth quarter of fiscal 2006 due to Barnwell’s receipt of $1,500,000 for real estate consulting services rendered in the fourth quarter of fiscal 2006; there was no such transaction in the fourth quarter of fiscal 2005. This receipt helped to partially offset a decrease in revenues due to a decrease in natural gas prices received by Barnwell in the fourth quarter of fiscal 2006 as compared to the fourth quarter of fiscal 2005.

“Fiscal 2006 has been a golden year for Barnwell encompassing its second stock split, a three-for-one split distributed on November 14, 2005, as well as its 50th year in business. Our next year, fiscal 2007, has started with our acquisition of a passive minority ownership interest in Hualalai Resort, which was developed on land originally rezoned by KD.”

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Barnwell Industries, Inc.

December 12, 2006

IMMEDIATE RELEASE

Page Two

Barnwell Industries also announced today that based on the year’s excellent results its Board of Directors has declared a cash dividend of $0.10 per share payable January 15, 2007, to stockholders of record on December 28, 2006.

The information contained in this press release contains “forward-looking statements,” which are statements related to future, not past events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “seeks,” “will,” and similar expressions. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risks and uncertainties that may affect our operations, markets, products, services, and prices, as described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission. Accordingly, there is no assurance that our expectations will be realized. We assume no obligation to update any forward-looking statements contained in this press release as the result of new information or future events or developments except as required by applicable law.

COMPARATIVE OPERATING RESULTS

	(Audited)		(Unaudited)
	Year ended		Three months ended
	September 30,		September 30,
	2006	2005	2006	2005

Revenues	$ 57,960,000	$ 44,210,000	$ 9,745,000	$ 11,687,000

Net earnings	$ 14,637,000	$ 6,027,000	$ 1,842,000	$ 1,803,000

Earnings per share – basic	$ 1.79	$ 0.74	$ 0.23	$ 0.22

Earnings per share – diluted	$ 1.68	$ 0.70	$ 0.21	$ 0.21

Weighted average shares and
equivalent shares
outstanding:
Basic	8,169,060	8,152,531	8,169,060	8,169,060

Diluted	8,698,405	8,643,032	8,705,177	8,710,150